World Funds Trust 485BPOS

Exhibit 99(j)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No.491 and Amendment No.492 to the Registration Statement on Form N-1A of the World Funds Trust, and to the use of our reports dated June 23, 2025 on the financial statements and financial highlights of Applied Finance Dividend Fund, Applied Finance Explorer Fund, and Applied Finance Select Fund, each a series of shares of the World Funds Trust, appearing in Form N-CSR for the year ended April 30, 2025, which are also incorporated by reference into the Registration Statement.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

August 28, 2025